EXHIBIT 10.2

Credit Suisse First Boston International

One Cabot Square

London E 14 4OJ

TERMINATION AGREEMENT

Date:	July 18, 2005

To:	Cephalon, Inc.
Attn:	J. Kevin Buchi

From:	Credit Suisse First Boston International

External ID: 8181764

TERMINATION AGREEMENT dated as of July 18, 2005 between Cephalon, Inc. (“Counterparty”) and Credit Suisse First Boston International (“CSFBi’).

WHEREAS, Counterparty and Credit Suisse First Boston International entered into a transaction (the “Transaction”) certain terms of which are set forth below:

Trade Date:	January 22, 2003

Termination Date:	December 15, 2006

Reference Bonds:	$600,000,000, 2.5% Convertible Subordinated Notes Due December 15, 2006, issued by Cephalon, Inc., Cusip# 156708AD1 and 156708AE9

Notional Amount:	$200,000,000

WHEREAS, the Transaction is evidenced by a Confirmation dated January 22, 2003 (the “Confirmation”) between Counterparty.

WHEREAS, subject to the term and provisions hereof, Credit Suisse First Boston International and Counterparty wish to cancel the Transaction.

NOW, THEREFORE, in consideration of the mutual premises herein, Credit Suisse First Boston International and Counterparty have agreed as follows:

1.                                       The Transaction shall be terminated and cancelled with effect from and including 18 July 2005 (the ‘Cancellation Date’) and all rights, duties, claims and obligations of Credit Suisse First Boston International and Counterparty thereunder shall be released and discharged with effect from and including the Cancellation Date without prejudice to any such rights, duties, claims and obligations which arose prior to the Cancellation Date.

2.                                       In consideration of the cancellation of the Transaction as outlined above, Counterparty shall pay to Credit Suisse First Boston International the sum of USD 5,400,000.00 for value 21 July 2005.

3.                                       This Cancellation Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

4.                                       This Cancellation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to choice of law doctrine and each party hereby submits to the jurisdiction of the Courts of the State of New York.

5.                                       Credit Suisse First Boston International and Counterparty each represents to the other that it has entered into this Cancellation Agreement in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

6.                                       Account Details:

Credit Suisse First Boston International:	Bank of New York, NYC
ABA 021 000 018
Acct # 890-0360-968
Acct name CSFB Intl

Payments to Party B:	To be advised

7.                                       Office:

Credit Suisse First Boston International is acting through its London Office for the purposes of this Transaction.

Credit Suisse First Boston International is authorised and regulated by The Financial Services Authority and has entered into this cancelled transaction as principal. The time at which the above cancelled transaction was executed will be notified to Party B on request.

Yours Faithfully,

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By its agent: Credit Suisse First Boston LLC
		By:	/s/ Ricardo Harewood
Name: Ricardo Harewood
Title: Vice President, Operations

Confirmed as of the date first written above:
CEPHALON, INC.

By:	/s/ J. Kevin Buchi
Name: J. Kevin Buchi
Title: Sr. Vice President & CFO